Exhibit 10.10

Business Cooperation Agreement

Party A: Xiaomi Communications Co., Ltd.

Address: Level 9, Phase II, the Rainbow City of China Resources, No. 68 Qinghe Middle Road, Haidian, Beijing

Tel: 010-56343888

Fax: 010-56343666

Party B: Foshan Yunmi Electric Appliances Technology Co., Ltd.

Legal Representative: Chen Xiaoping

Address: (2F of No.1 Building and 4F of No.7 Building) No. 2, Xinxisi North Road, Xiashi Village Committee, Lunjiao Subdistrict Office, Shunde District, Foshan City

Tel: 0757-66833887

Fax: 0757-6833886

WHEREAS, In consideration of both Parties’ willingness to cooperate with each other, this Agreement defines the following provisions in connection with the cooperation mode of Xiaomi Customized Products with respect to the cooperation of both Parties, and both Parties hereby jointly comply with such provisions through friendly consultation:

1. Scope of this Agreement

This Agreement applies to all customized products with which Party B provides or has provided Party A (hereinafter referred to as “Xiaomi Customized Product”, or “XCP”), and the specific products involved herein shall be subject to Appendix IV “Xiaomi’s Customized Product Project Agreement” attached to this Agreement executed by both Parties before the products come into the market.

2. Mode of Cooperation

2.1 Party A shall specify the trademark, ID (industrial design), packaging design plan, etc. to be used by Xiaomi Customized Products (as defined in clause 3.1). Party B shall be responsible for the overall development, production and supply of Xiaomi Customized Products, and for manufacturing and delivering Xiaomi Customized Products according to Party A’s orders.

2.2 Party A shall provide Party B with the PO forecast based on its market projection and be responsible for the promotion and sales of Xiaomi Customized Products. Party B shall be responsible for the production of XCP and delivery thereof to the warehouse designated by Party A.

2.3 Party A shall have the right to sell and dispose of Xiaomi Customized Products in all channels, including but not limited to the domestic, international, online and offline channels; Party B may not sell or re-sell Xiaomi Customized Products in any way without Party A’s written consent.

2.4 Party B shall sell Xiaomi Customized Products to Party A on cost basis, and both Parties shall share the net profits from Party A’s sale of Xiaomi Customized Products provided by Party B according to the agreed proportion.

2.5 It is agreed that both Parties perform the collection, storage, transmission, use and disclosure of user data incurred during the period of the provision of Xiaomi Customized Products pursuant to Appendix III “User Data Clause” attached to this Agreement.

3. Definitions

3.1 Xiaomi’s Customized Product or XCP: means a product manufactured or sold under a brand belonging to Party A, and/or a product under Party B’s own brand but determined by mutual agreement between the Parties as a XCP.

3.2 Cost and Pricing

3.2.1 Party A’s Costs means any shipping cost and any other costs and expenses (if any) under this Agreement.

Calculation of shipping cost: the shipping cost shall be calculated based on the actual cost of shipping in the case of a single product (one single product in one logistic box), and shall be proportionated based on the selling price of each product in the case of more than one products in one logistic box.

3.2.2 Party B’s Costs shall include the followings:

3.2.2.1 Costs of raw materials: for any cost of raw material, the serial number, model and specifications, unit, quantity, and unit price of the purchased materials, and the full name and contact information of the supplier/agent shall be specified.

3.2.2.2 OEM costs: details of the costs and expenses in connection with OEM shall be specified in the OEM costs.

3.2.2.3 Amortization of mold and tooling: (in accordance with the template provided by Party A)

Formula for Calculation of amortization of mold and tooling: Amortization of mold and tooling for each product = total costs of mold and tooling / (times of design for mold and tooling* number of mold cavity)

3.2.2.4 Logistic costs: means the converted or estimated logistic costs for the delivery of products from Party B’s manufacturer to warehouse designated by Party A (in accordance with the template provided by Party A).

3.2.2.5 Others: license fee or other expenses in relation to third party’s intellectual property rights paid by Party B (including details provided in the cooperation agreement between Party B and such third party, invoices and remittance evidences).

3.2.3 Quotations shall not include the following costs and expenses: Party B’s profit and indirect costs (including without limitation, the management fee, water and electricity costs, depreciation, after-sale service fees and other indirect costs).

3.2.4 All quotations under this Agreement shall be inclusive of tax (and shall only include value-add tax of 17%).

3.2.5 In the event that Party A is not agreeable to Party B’s Costs, Party A shall be entitled to procure, under the same terms and conditions, in such other manners including without limitation the followings:

3.2.5.1 Party A may procure directly from a supplier, and Party B shall be responsible for the inspection and acceptance, inventory taking, management and use of (the materials); or

3.2.5.2 Party A may make available relevant procurement channel to Party B, and Party B shall enter into a procurement agreement with the supplier suggested by Party A upon the terms and conditions designated by Party A.

In whichever way mentioned above, Party B undertakes to use the materials and ancillary materials which are confirmed by Party A or procured in accordance with Clause 3.2.5.1 or 3.2.5.2 in the products to be provided to Party A.

3.2.6 Remark: Only direct costs shall be calculated by the Parties in the cooperation mode and profit share between the Parties.

The one-time cost (such as R&D, certification*, sales or marketing) shall not be included in costs.

*note: it refers to costs for certification targeted at domestic market only. The certification costs incurred in overseas market shall be discussed separately by the Parties on case by case basis as to whether to include in costs or how to allocate between the Parties.

3.2.7 Each Party shall bear its own costs in relation to management, depreciation of water and electricity (facilities), business operation and others.

3.2.8 With respect to the after-sale maintenance/after-sale service fees/online and offline customer services, subject to Appendix V “Framework Agreement on Products’ Quality”, each Party shall bear its own after-sale service fees for defects occurred within the agreed defect ratio. (For details of provisions in relation to after-sale services, please refer to Appendix VI “After-sale RMA Agreement” to be entered into upon the launch of products.)

3.3 Procurement, Inspection and Acceptance

3.3.1 BOM record: Party B shall provide the Bill of Materials (“BOM”) in a form designated by Party A, and provide a valid quotation in accordance with the template provided by Party A after the entry of BOM is successfully recorded in Party A’s system.

3.3.2 Procurement Price: means Party B’s Costs (as defined in Clause 3.2.2).

3.3.3 PO: means the “Purchase Order” confirmed by the Parties with signature of the respective authorized representative and stamp of each Party affixed during the effective term of this Agreement.

3.3.4 Turnaround Period: means the period commencing from the date of Party B’s valid acceptance in a confirmative manner of the PO issued by Party A until the date of signing of the acknowledged receipt of goods by the recipient designated by Party A.

3.3.5 Initial Inspection: means the inspection of the quantity, packaging, packing and other conditions of the products conducted by the designated recipient without unpacking the products or the use of any inspection device, upon delivery of products under a PO by Party B to the designated location.

4. Performance of PO

4.1 A PO shall become valid upon Party B’s confirmation by signing on and affixing stamp to the PO issued by Party A which shall be returned to Party A within three days upon receipt. Should Party B fail to confirm or return the PO within the abovementioned period, it shall be deemed that Party B has no objection to the information specified in the PO, and the PO shall constitute a valid PO. Party B shall fully comply with all the terms and conditions under the valid PO and inform Party A in writing on a regular basis of the delivery plan of the outstanding valid PO.

4.2 The XCP manufactured by Party B under this Agreement shall only be supplied to Party A. Without the written consent of Party A, Party B shall not supply XCP to any third party other than Party A in any manner or through any channel,including without limitation, domestic, international, online or offline channel. In the event of Party B’s breach of this clause, Party A shall be entitled to terminate this Agreement and claim against Party B for all the economic losses suffered by Party A, and to take any possible measures to prevent further losses.

4.3 Party B shall pack the products to be shipped in an appropriate manner suitable for the nature and delivery time of the products. The shipping costs and liabilities shall be allocated as follows: the shipping costs shall be included in Party B’s Costs, and the logistic risks and relevant liabilities shall be borne by Party B.

4.4 Party B shall deliver products to the location specified in the valid PO. The recipient designated by Party A shall conduct Initial Inspection and sign the acknowledged receipt of goods for the acceptance of the products that pass the Initial Inspection. After the Initial Inspection, Party A shall have the right to conduct further inspection. Any product that fails to pass the further inspection shall be returned to or exchanged by Party B at the request of Party A.

4.5 If Party B is unable to deliver products on time, Party B shall inform Party A in writing at least 15 working days prior to the agreed date of delivery under the relevant PO the revised date and quantity of delivery, and Party A shall confirm the revised date and quantity of delivery or otherwise agree with Party B separately on matters in relation to the delivery. Party B shall remain liable for any loss of Party A caused by the failure of Party B to deliver on the originally agreed delivery date. If Party B fails to deliver in accordance with the revised date and quantity of delivery, Party B shall pay the liquidated damages to Party A at an amount equivalent to 0.3% of the total value of the PO for each day of delay in delivery. If the delivery is delayed for more than ten days, Party A shall be entitled to cancel the PO, and Party B shall compensate Party A any direct loss suffered by it therefrom (excluding any indirect, derivative or incidental loss) except for those as a result of force majeure.

5. Payment and Profit Share

5.1 The profit from the XCP which sells by the sales channel of Party A is the selling price deduct the cost and expenses. The XCP product is confirmed by both Parties the XCP lunches on the Appendix IV “Xiaomi’s Customized Product Project Agreement”.

Unit XCP proft = Selling price – Cost of Party A – Cost of Party B

* Refer to Clause 3.2 for Cost of Party A and Party B.

* Selling Price is the average XCP selling price of Party A.

5.2 The purchase price: shall be settled in accordance with PO.

5.3 Party B’s share of profit: Party A shall prepare a statement of profit share on the 5th working day of each month for the total number of XCP sold in the preceding month which shall be sent to Party B for confirmation. Party B shall, upon confirmation, issue to Party A the VAT invoices of equivalent amount for each of the corresponding products specified in such statement. Party A shall pay to Party B to the following account designated by Party B within 10 working days upon receipt of the accurate invoice issued by Party B:

Account Name:

Bank Name:

Account Number:

5.4 The calculation of profit share shall be based on actual sales volume of XCP for the period of settlement.

6. Rights and Obligations of the Parties

6.1 Party B shall ensure that XCP shall not be treated with less favorable conditions and benefits than the other products under Party B’s own brands in the process of manufacture, processing or procurement.

6.2 In the event of any change to Party B’s BOM costs in relation to XCP, Party B shall, within 3 working days from the date of such change, provide an updated list of costs to Party A in accordance with the composition of costs as defined in Clause 3.2. Party A shall be entitled to request Party B to provide the cooperation agreement between Party B and its OEM manufacturer/supplier, invoices, receipts and other supporting documents. If there is any adjustment in the price of raw materials, OEM costs, shipping or other costs and expenses, Party B shall specify in BOM the prices before and after the change and the implementation date of such change, and make price adjustment accordingly in the latest PO after approved by Party A. In the meantime, Party B is obliged to ensure that Party A is empowered to contact suppliers directly for verification. The letter of authorization granted by Party B in favor of Party A “Letter of Authorization on Equal Rights to Information and Rights of Verification” shall be executed as Appendix II to this Agreement together with the execution of this Agreement.

6.3 In the event of any decrease in price of raw materials, OEM costs, shipping or other costs and expenses and Party B fails to inform Party A or make remarks or adjustments accordingly in BOM provided by it, Party A, upon discovery of such fact, shall be entitled to immediately terminate any PO which have been issued (for the avoidance of doubt, Party A shall be entitled to cancel the PO unilaterally regardless of whether Party B has confirmed such PO) and to impose a penalty on Party B for its negligence. The calculation of such penalty shall be as follows:

Amount of penalty = the difference in costs * the accumulated volume of sales after the change in costs of the products * 10;

6.4 Party A shall procure products from Party B in accordance with the agreed PO, which is binding on both Parties. A Party (“Defaulting Party”) shall compensate the other Party for any losses arising from the non-compliance of such Defaulting Party with the order plan, and the amount of compensation shall not be more than the actual loss of the other Party (“Non-defaulting Party”) which exclude any indirect or expected loss or any loss which is unpredictable in advance by the Defaulting Party.

6.5 Party B shall inform Party A in advance before it changes any product’s key-part or assembly supplier. The management of such change shall comply with provisions in Appendix V “Framework Agreement on Products’ Quality”.

6.6 Party B undertakes that the products’ performance and quality shall meet the requirements of Party A, and acknowledges and agrees to unconditionally accept and comply with the after-sale services, return and exchange and other relevant policies of Party A.

6.7 Party A shall inform and confirm with Party B before Party A is selling the XCP at zero profit or negative profit, the loss of the XCP will be taken by both parties by proportion or new method which is confirmed by another written agreement.

6.8 Party B shall be liable for any and all costs and expenses as well as the legal responsibilities arising from any potential safety issue or any other issue in XCP due to Party B’s reason that would cause personal injury or damages to the property of end-users. For details please refer to Appendix V “Framework Agreement on Products’ Quality”, and Appendix VI “After-sale RMA Agreement” to be executed by the Parties.

6.9 The Parties shall collect, use and transmit users’ data in accordance with Appendix III “User Data Policy”.

7. Confidential Information

7.1 The Parties agree that the trade secret in relation to the cooperation between the Parties shall include, without limitation, all material, correspondence in the course of collaboration and any other non-public commercial or technical material or information provided by a Party to the other party.

7.2 The receiving party shall keep the Trade Secret of the disclosing party confidential, and shall not disclose the same to any third party or use for any purposes other than for the cooperation between the Parties under this Agreement, regardless of whether such Trade Secret is obtained in oral, written, visual or other forms, unless a prior written authorization from the disclosing party is obtained by such third party for the disclosure of such Trade Secret.

7.3 The receiving party shall hold the Trade Secret using the same degree of care as it normally exercises to protect its own trade secret, but in no event less than reasonable and prudent care. The receiving party shall be liable for any losses arising from any disclosure of the Trade Secret of the disclosing party caused by the negligence or willful misconduct of the receiving party.

7.4 Neither Party shall, during the effective term of this Agreement and within two years after the termination of this Agreement, divulge the Trade Secret of the other Party or use the intellectual property rights or the Trade Secret of the other Party for purposes other than those permitted under the scope of cooperation pursuant to this Agreement.

8. Liability for Breach and Termination of this Agreement

8.1 Any breach of this Agreement, Appendixes hereto and PO shall constitute the breach of this Agreement. If either Party breaches this Agreement, such Party (the “Breaching Party”) shall bear losses caused thereby to the other Party (the “Non-breaching Party”), including fees and expenses incurred due to the Non-breaching Party’s treatment of breach events, including legal costs for investigation, arbitration, action and attorney. In addition to compensating the Non-breaching Party for the above losses, the Breaching Party shall also pay the Non-breaching Party RMB 0.5 million (500,000) as the liquidated damages.

8.2 The Responsible Party (as defined below) shall defend, or defend on the basis of cooperation with the Damaged Party (as defined below) at the request of the latter and hold harmless the Damaged Party from and against any and all claims, disputes, negotiations, penalties or auctions (“Claims”) asserted against the other Party and its affiliates, distributors, direct or indirect clients (“the Damaged Party”) by a third party due to the reasons attributable to a Party (“the Responsible Party”), or else the Responsible Party shall indemnify the Damaged Party against the losses (including but not limited to the costs for the Damaged Party’s engagement of attorneys and any other third party, response fees, and compensation to the third party), provided that the losses above shall be subject to the following conditions:

8.2.1 After the Damaged Party receives the documents related to Claims from the third Party or the competent authority, it shall immediately inform the Responsible Party;

8.2.2 In the process of communication or negotiation with the third party, the Damaged Party shall seek the opinions of the Responsible Party. If the Damaged Party is requested by the Responsible Party and is willing to bear all economic and legal consequences arising therefrom, then the Damaged Party shall authorize the Responsible Party to handle the corresponding matters. The Damaged Party may, at its discretion and at its cost, use independent legal counsel to participate in the relevant proceedings.

8.2.3 If the Damaged Party wishes to settle with the third party for resolving the disputes or submit such disputes to the competent authority for mediation, it shall provide the relevant reconciliation plan to the Responsible Party for approval.

8.2.4 Notwithstanding the foregoing, if the products provided by Party B have any quality problem, intellectual property dispute or user privacy issue, Party A shall be entitled to take all measures by itself to settle such problem for the purpose of maintaining Party A’s brand reputation, including but not limited to taking such measures as public relations, response to complaints, reconciliation with the third party and/or compensation in advance to the third party, and Party B shall bear all expenses arising from resolving such dispute or problem (including but not limited to the costs for Party A’s engagement of attorney and other third party, response to complaints and compensation to the third party).

8.3 Party A shall be entitled to terminate this Agreement and the specific orders in advance by giving the written notice if:

8.3.1 Party B materially breaches the material obligation underlying this agreement and purchase order;

8.3.2 Except as prohibited by applicable bankruptcy laws, Party B declares bankruptcy, or if Party B is unable to repay due loans, or perform contracts, or if Party B’s assets are transferred to or taken by other creditors;

8.3.3 The products fail to meet Party A’s requirements, and Party A determines that there is no value to remedy or the products still fail the requirement after three times’ remedies;

8.3.4 Party B fails to deliver the products on time without reasonable cause and Party A’s prior written consent;

8.3.5 Party B fails to comply with Appendix III User Data Clause attached to this Agreement, or to store the data in the cloud server designated by Xiaomi, involves in the disputes infringing the protection of user personal information, or discloses user data to the third party without Party A’s permission.

8.4 Force Majeure

8.4.1 If either Party encounters an event of force majeure, including but not limited to fire, flood, earthquake, typhoon, natural disasters and other unforeseen or unavoidable or uncontrolled circumstances, as a result of which such Party is unable to perform its obligations under this Agreement, then such Party shall not be liable therefor. The time for said performance by such Party specified in this Agreement shall be automatically extended by a period equal to the period of such Party’s inability to perform this Agreement directly or indirectly caused by such event of force majeure. The affected Party shall inform the other Party of such event of force majeure by telegraph or telex within the reasonable time, and submit the supporting documentation on the event of force majeure issued by the competent authority within 15 days subsequent to such event.

8.4.2 If performance of this Agreement cannot continue, Party A shall be entitled to unilaterally terminate this Agreement and the specific orders.

9.  Scope of Validity

9.1 This Agreement is executed by and between Party A and Party B in Haidian District, Beijing with a valid term of [one] year, i.e. from [August 31, 2017] to [August 30, 2018]. If no Party puts forward the written objections upon expiration of this Agreement, this Agreement shall be automatically renewed for one-year term thereafter on the same conditions. If one Party is unwilling to renew its term, such Party shall put forward the objections before 30 days prior to expiration hereof.

9.2 Except for the circumstances as agreed in Clause 8.3 of this Agreement, if Party B fails to comply with any clause of this Agreement, Party A shall be entitled to require Party B to immediately stop such breach once found; if Party A finds thereafter that Party B still does not stop such breach, Party A shall be entitled to immediately terminate this Agreement.

9.3 Within the valid term of this Agreement, no Party shall change or terminate this Agreement at its will without the written consent of the other Party, unless one Party exercises its rights to unilaterally rescind or terminate this Agreement as agreed herein.

9.4 It is confirmed that Party A and Party B may terminate this Agreement through consultation if the occurrence of the force majeure and other circumstances renders the performance of this Agreement unnecessary or impossible.

9.5 Upon the expiration of this Agreement, the outstanding claims and debts between both Parties shall not be affected by this Agreement, and both Parties shall continue to complete the fulfillment of their own obligations.

If this Agreement and the specific orders are early rescinded or terminated for whatever reasons, the clauses of warranty, intellectual property, confidentiality, liability for breach and other clauses which shall survive in terms of their features shall remain in full force and effect.

10. Dispute Resolution

Both Parties shall settle all disputes arising from performance of this Agreement and in connection with the conduct of cooperation according to this Agreement through friendly consultation. If both Parties fail to reach an agreement through consultation, they shall file a lawsuit in respect of such disputes with the people’s court in the place where Party A is domiciled. In the process of handling such disputes, the rest of this Agreement shall continue to be performed, except for the provisions under the litigation.

11. Supplementary Provisions of this Agreement

11.1 Modifications to this Agreement: No modifications to this Agreement (including supplements and revisions hereof) shall be effective unless duly signed by both Parties.

11.2 Appendixes attached to this Agreement, including Agreement on “Xiaomi’s Customized Product Project Agreement”, “Letter of Authorization on Equal Rights to Information and Rights of Verification”, “Intellectual Property Terms”, “User Data Clause”, “Framework Agreement on Products’ Quality”, “After-sale RMA Agreement”, and PO executed by both Parties, shall form an integral part of this Agreement and have the equal legal force and effect with this Agreement.

11.3 If the matters are not covered in this Agreement, both Parties shall jointly negotiate and execute the written supplementary agreement which shall have the equal legal force and effect with this Agreement.

11.4 No express waiver of this Agreement or failure to timely exercise any of rights granted by this Agreement shall constitute a continuous waiver hereof or waiver of any rights under this Agreement.

11.5 If any provision or part of this Agreement is ruled illegal or unenforceable, such provision or part shall be separated from this Agreement, and shall not affect, damage or derogate from the validity of any other provisions or parts of this Agreement. The illegal or unenforceable provision above shall be replaced by a valid or legal provision that comes closest to expressing the meaning and contents of such illegal or unenforceable provision.

11.6 The headings and descriptions of the clauses included in this Agreement are for reference only, and in no event shall the headings above limit, restrict, extend or describe the scope or the contents of any clause of this Agreement in any manner.

11.7 This Agreement is made in three (3) copies. It is effective from signature. Party A holds two (2) copies and Party B holds one (1) copy.

Xiaomi Communications Co., Ltd.	Foshan Yunmi Electric Appliances Technology Co., Ltd.

(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Foshan Yunmi Electric Appliances Technology Co., Ltd.)

Annex I:

Intellectual Property Terms

1. Intellectual Property Ownership

1.1 The rights, interests and intellectual property rights contained in or related to the ID (industrial design) generated by the design, development, production and sales of Xiaomi’s customized products executed in accordance with this Agreement are owned by Party A (hereinafter referred to as “Party A’s Intellectual Property Rights”).

1.2 Other technical achievements and related intellectual property rights (excluding Party A’s Intellectual Property Rights) arising from the design, development, production and sales of Xiaomi’s customized products executed in accordance with this Agreement shall be jointly owned by Party A and Party B (hereinafter referred to as “Shared Intellectual Property Rights”).

2. Implementation and Management of Shared Intellectual Property Rights

2.1 Party A and Party B have the discretion to implement the use of the Shared Intellectual Property Rights without having to notify and share the proceeds with the other party.

2.2 Both parties agree that Party A shall be responsible for the application, registration, management and maintenance of the Shared Intellectual Property Rights. Party B shall promptly assist and cooperate with Party A to complete the above matters. Unless otherwise agreed, the cost of applying for, registering, managing and maintaining the Shared Intellectual Property Rights is shared equally between the parties. If one party waives the Shared Intellectual Property Rights, such Shared Intellectual Property Rights shall be transferred to the other party and owned by the transferee all by itself, and the party that waives the Shared Intellectual Property Rights shall assist in the completion of the ownership change procedure.

2.3 Both parties shall sign an effective job-related technological achievement agreement with the personnel involved in the design, development, production and sales of Xiaomi’s customized products to ensure that all parties can fully fulfill the agreement on the Party A’s Intellectual Property Rights and the Shared Intellectual Property Rights in this Agreement. At the same time, all parties should also ensure that any person who makes the job-related technological achievement can enjoy his/her legal rights in accordance with the relevant laws and regulations.

2.4 No party may assign or license the Shared Intellectual Property Rights to a third party without the prior consent of the other party. Each party has the right to initiate litigation, arbitration or other legal action against any third party that infringes the Shared Intellectual Property Rights, and such party should consult with the other party before initiating such legal action.

3. Third-party Intellectual Property Rights

In accordance with the legal provisions of the cooperation territory between Party A and Party B and the third-party intellectual property rights of the products and services provided by Party B at the time of signing this Agreement, the parties have agreed as follows:

3.1 Party B shall ensure that all intellectual property licenses necessary for the production of the product have been obtained. If any third party asserts that Xiaomi’s customized products produced by Party B are infringing the intellectual property rights of third parties, Party B shall be responsible for resolve the dispute on its own. If Party A incurs costs (including but not limited to litigation fees, arbitration fees and reasonable attorneys’ fees) or suffers adverse effects or losses due to claims from third parties, Party B shall make compensation therefor.

3.2 When both parties sign the Purchase Order, Party B shall inform Party A of the third-party intellectual property licenses of the products provided by it. If Party B fails to disclose the intellectual property licenses to Party A, which causes the disputes mentioned above in Article 3.1, Party A has, in addition to the right to deal with the said disputes in accordance with Article 3.1, it also has the right to request the immediate termination of the Agreement. The unfulfilled part hereof is no longer to be fulfilled, and Party A has the right to request Party B to bear the liability for breach of contract in accordance with the provisions of this Agreement.

4. Commitment and Licenses

4.1 Party B undertakes not to initiate any legal actions or to file any infringement claims against the directors, employees and suppliers, customers, distributors or partners of Party A and Party A’s affiliates based on the intellectual property rights owned or controlled by Party B, provided, however, that the scope of the above commitments is only limited to products or services related to Party A and Party A’s affiliates. Party B shall ensure that its affiliates, successors or assignees of intellectual property rights comply with or fulfil the same commitments.

4.2 Party B hereby grants Party A a non-exclusive, irrevocable, free and sublicensable license, allowing Party A or a licensee authorized by Party A to implement the intellectual property rights owned by Party B in connection with Xiaomi’s customized products. The above licenses shall only take effect when one of the following circumstances occurs: 1) Both parties agree that Party B cannot complete the agreed development, mass production or delivery target of Xiaomi’s customized products; or 2) Party B becomes bankrupt, liquidated or otherwise unable to continue to perform this Agreement.

Annex II:

Letter of Authorization on Equal Rights to Information and Rights of Verification

Xiaomi Customized Product’s authorizing party, Foshan Yunmi Electric Technology Co., Ltd.  is located at (2F of No.1 Building and 4F of No.7 Building) No. 2, Xinxisi North Road, Xiashi Village Committee, Lunjiao Subdistrict Office, Shunde District, Foshan City

Xiaomi Customized Product’s authorized party, Xiaomi Communications Co., Ltd. is located at Level 9, Phase II, the Rainbow City of China Resources, No. 68 Qinghe Middle Road, Haidian, Beijing

Whereas:

The cooperation between the authorizing party and its suppliers, processing factories, logistics service providers, etc. with which it cooperates are bound by the confidentiality agreement, and the authorized party needs to have the same right to know the supply information because it has cooperation with the authorizing party regarding the customized product business. The following agreement is hereby reached:

1. The authorized party has the same right to know and review as the authorizing party, including but not limited to quality management information, logistics information and cost information.

2. The authorized party may, with this Power of Attorney, request the cooperation unit of Xiaomi’s customized products of the licensor to provide corresponding information.

3. Xiaomi’s customized products: subject to the “ Agreement on Xiaomi Customized Product Project Agreement”.

4. The authorizing party shall notify the suppliers, the processing factories, the logistics service providers with which it cooperates of the licenses herein within 5 working days upon signing this Agreement. The written consent of the supplier, the processing factory and the logistics service provider with which it cooperates shall be obtained. If the licensor fails to obtain the above written consent, the licensee has the right to suspend the cooperation of Xiaomi’s customized products.

5. This Authorization Letter is an important part of the business cooperation agreement and has the same legal effect as the business cooperation agreement.

Annex III:

User Data Clause

1. Definition of User Data

User data refers to data generated by users or collected data in Internet services, including user personal information as well as non-personal information. User personal information refers to personal identification data such as the user’s personal name, date of birth, ID number, personal biometric information, address, telephone number, etc., recorded electronically or otherwise, and other personal data refers to various data that can be used individually or in combination with other data to identify the user. User non-personal information refers to information other than the user’s personal information recorded electronically or otherwise, such as a user’s click.

2. Application Scope of User Data Clause

The collection, storage, transmission, use and disclosure of user data generated during the service provision of Xiaomi’s customized product shall be carried out in accordance with the terms of the User Data Clause. The Xiaomi’s customized product referred to herein contain customized product that have been co-operated or marketed, as well as those to be operated in the future.

3. Ownership of and Right to Use User Data

3.1 Party B agrees to use the Xiaomi account system separately on Xiaomi’s customized product, that is, users can register and log in to the Xiaomi account, and further use Xiaomi’s customized product and supporting applications.

3.2 Party B agrees that the user data collected during the provision of Xiaomi’s customized product service shall be jointly owned by both Party A and Party B, and the storage, use and sharing of the shared user data shall be performed in accordance with the terms of this user data.

3.3 According to the requirements of Party A, it shall be stored in Xiaomi Ecological Cloud or other cloud servers designated by Party A. Party B shall provide the secret key and other data formats to Party A on a regular basis.

3.4 In order to enhance the value of the data, Party B shall access Party A’s data platform in accordance with Party A’s requirements. Party A shall have the right to independently use the user data of Xiaomi’s customized product and Party B shall endeavor to cooperate. Party A shall exercise the discretion on the basis of mutual benefit to provide Party B with data capabilities.

3.5 Party B has the right to use the user data described herein within the scope of Party B’s business objectives and related privacy laws as well as Xiaomi’s privacy policy.

4. Principles of User Data Usage

4.1 Principle of informed and consent. Party B shall follow the principle of informed and consent for collecting, using and disclosing user data, and clearly inform the user of the purpose, application, scope, and withdrawal mechanism of the data collected, and be subject to the consent of the user.

4.2 Principle of necessity. Party B can only collect the personal data of the users necessary for the provision of Xiaomi’s customized product. If Party B needs to collect user data other than providing services for the purpose of enhancing the user experience, Party B shall develop a user experience improvement plan, clearly prompting the user and obtaining the user’s consent.

5. Rules for the Use of User Data

5.1 Party B shall formulate a complete user agreement, privacy policy and user experience improvement plan, clearly inform the user of the purpose, application, scope, and withdrawal mechanism of the data collected, and obtain the consent of the user. The above documents shall be reviewed and approved by Party A.

5.2 For the user data necessary for the provision of services of Xiaomi’s customized product, Party A agrees that Party B may use the said. Provided, however, that Party B’s use (including but not limited to collection, use and disclosure) shall comply with Xiaomi’s Privacy Policy (http://www. miui.com/res/doc/privacy/cn.html).

5.3 For the user data that must be used during the provision of services of Xiaomi’s customized product, Party B shall formulate corresponding reasonable technology, system and management measures according to Party A’s requirements. The software services provided by Party B (including APP or plug-in) shall pass Party A’s data security audit, and Party B’s data protection level should be consistent with that of Party A.

5.4 After Party A’s prior written consent, Party B may disclose the user data applicable herein to third parties or authorize third parties to use the same. If the data storage capacity (or the number of structured data) of Party B reaches 25% or more of the data volume (or the number of structured data) of Party A and its affiliates, Party A shall, with the written consent of Party B, disclose the user data applicable herein to third parties or authorize third parties to use the same. The data storage capacity of Party B shall be calculated according to the storage capacity on the Xiaomi Ecological Cloud. The number of structured data of Party B shall be calculated according to the number of structured data accessed by Party A. Before Party B meets the above conditions, Party A has the right to disclose the user data applicable herein to third parties or authorize third parties to use the same. After the above conditions are met, the sharing of data by any party to third parties shall be in accordance with the law and Xiaomi’s Privacy Policy.

5.5 If the user data referred to herein is used in conjunction with the user data of Party B’s own product, the user data shall be collected, transmitted, used and disclosed in accordance with the agreement herein.

5.6 If Party B provides services of Xiaomi’s customized product outside the mainland of China, it shall notify Party A 3 months in advance, so that Party A may assess the privacy data compliance of Xiaomi’s customized product in the country where the products are sold, as well as store, transmit and process the user data in accordance with Party A’s requirements.

Appendix IV:

Xiaomi’s Customized Product Project Agreement

Xiaomi Communications Co., Ltd. and [                      ] hereby enter into an agreement with respect to the following Xiaomi customized products:

Details of customized products (the profit-sharing ratio is subject to the quotation sheet):

ID	SKU	Product Description

This Project Agreement is an integral part of and has the same legal effect as the business cooperation agreement.

This Project Agreement o shall be effective as of the date of signature and stamp and be valid till the termination date of the business cooperation agreement.

In the event of discrepancies between previous agreements entered into by the parties and this Project Agreement, this Project Agreement shall prevail.

This Project Agreement is made in    copies, which shall take effect after being validly executed by both parties. Party A holds    copies, and Party B holds    copy, each of them shall have the same legal effect.

Xiaomi Communications Co., Ltd. (Stamp)	[ ] (Stamp)

Signature of authorized representative	Signature of authorized representative

Date of signature: (year) (month) (day)	Date of signature: (year) (month) (day)

Appendix V:

Framework Agreement on Products’ Quality

Chapter I: General Provision

1.1 Purpose

Both parties hereby sign this Agreement based on the principles of fairness, voluntariness, honesty and win-win. This Agreement aims to establish the basic quality requirements of both parties, and the basic principles of continuous improvement of the goods quality, as well as clarify the rights and obligations of both parties in the quality assurance activities for the goods.

All goods provided by Party B to Party A must meet Party A’s quality requirements (including but not limited to subject, structure, function, performance, accessories, packaging, etc.).

1.2 Validity Period

1.2.1 The effective date of this Agreement begins on the date of signing of the Basic Purchase Agreement between Party A and Party B and is terminated with the termination of the business provisions of Party A and Party B.

1.2.2 When this Agreement is revised or updated, both parties shall negotiate and sign therefor as necessary.

1.3 Scope of Application

1.3.1 This Agreement applies to all goods purchased by Party A and its affiliates from Party B and its affiliates. Party B shall be jointly and severally liable for the losses suffered by Party A or Party A’s affiliates arising from Party B’s affiliates’ (all institutions related to the realization of Party A’s goods) violation of the quality requirements of Party A or Party A’s affiliates.

1.3.2 This Agreement and its Annexes and the Procurement Framework Agreement and its annexes constitute a complete Procurement System Agreement, and both parties shall comply with the contents of the documents in the Procurement System Agreement.

1.4 Files for Use

1.4.1 Goods Specification, Goods Quality Appendix, industry standards, international standards, and other documents (if any). The Goods Specification, Goods Quality Appendix, industry standards, international standards, and other documents (if any) shall be signed and approved by both parties as the Annexes to the this Framework Agreement on Products’ Quality.

1.4.2 If there is any conflict between the two-sided agreement signed by both parties, whichever requires the highest standard shall prevail.

Chapter II Quality Assurance

2.1 System

2.1.1 Party B shall establish a quality management system in accordance with the requirements of the international standard IS09000, and shall be responsible for maintaining the zero defect target of the system and continuously improving the service.

2.1.2 Party B is responsible for causing its suppliers or original manufacturers to establish and maintain a quality management system not lower than that of Party B to ensure that there are no non-conforming products in Party B’s parts or components purchased from or manufactured by its suppliers or original manufacturers.

2.1.3 Party A may request Party B to provide supporting documents, indicating that Party B has confirmed the validity of the quality management system operated by its suppliers or original manufacturers.

2.1.4 If there is any quality problem with the goods or parts or components of the Party B’s suppliers or original manufacturers, Party B shall provide Party A with an opportunity to audit its suppliers or original manufacturers. Under special circumstances, Party A’s customer representative may join the audit.

2.1.5 For Party B’s important suppliers or original manufacturers, Party A has the right to request Party B to evaluate the supplier or the original manufacturer. The evaluation results must meet Party A’s standards: If Party A’s time limit so requires, Party B shall submit the results of the effective evaluation of its suppliers or original manufacturers to Party A for confirmation before delivery to Party A.

2.1.6 Party B allows Party A to check whether its quality management method meets Party A’s requirements by virtue of review. The review can be carried out on a system, a process or a piece of goods, including the design.

2.1.7 If Party A deems it necessary, it may request Party B to provide a list of suppliers or original manufacturers of raw materials or parts or components of its goods, and Party B shall so provide truthfully.

2.1.8 Party B allows Party A to access all operating equipment, test centers, warehouses and neighboring areas, to check quality related documents. Under this circumstance, Party B’s appropriate measures to ensure the security of its trade secrets will be accepted by Party A.

2.1.9 In order to ensure the effective communication and exchange for quality issues, Party B shall provide a direct communication channel for the quality department of Party A.

2.1.10 If Party A deems it necessary, it may request Party B to provide training and materials free of charge to Party A’s personnel and Party B shall so cooperate.

2.1.11 If Party A deems it necessary, it may request Party B to accept Party A’s training and Party B shall so cooperate.

2.1.12 If Party A deems it necessary, it may request Party B to implement the JQE (Joint Quality Engineer) system and Party B shall so cooperate. The JQE shall be the employee of Party B, and the expenses shall be borne by Party B but the appointment shall be approved by Party A; Party A may designate the JQE candidate. On behalf of Party A, JQE will supervise and facilitate the improvement of Party B’s quality status, report Party B’s quality status to Party A at any time and implement the quality instructions issued by Party A.

2.2 Processes

Party B shall make specific process management items (such as goods characteristics, standards, etc.) including development, clearly indicating the operation sequence, methods, conditions, precautions, and working instructions of the equipment, tool & jig, and measuring instruments used. On the basis of this, it shall constitute the comprehensive knowledge of the operator’s work content (including but not limited to the use of FMEA, QCP, DOE, SPC, DATA, DFMEA, feature report, simulation report, etc.).

2.3 Goods Testing

2.3.1 Before the first official order and the shipment of major goods change, Party B must provide the goods sample, test samples, test report (including but not limited to reliability test, basic function test, key indicator test, etc., and if necessary provide a third-party test report) and obtain written recognition from Party A for approval.

2.3.2 Party B shall provide sample parts (including but not limited to the main body of the goods, accessories, packaging), tool software and technical materials (including but not limited to: goods hardware specification, maintenance manual, common fault analysis pretreatment method, goods structure assembly drawing, packaging specification, software specification of the main body, pre-test report of each test, etc.) to Party A at each stage of the goods to support the completion of the quality approval test of the new products.

2.4 Continuous Improvement

2.4.1 Any goods or services that violate the agreement between the parties will not be accepted by both parties. Both parties should abide by the principles of continuous improvement and the goal of achieving zero defects.

2.4.2 Party B shall formulate the quality and reliability improvement plan for the goods according to the actual deliverable quality defects, initiate the PPM improvement plan, and give feedback on a regular basis.

Chapter III Change and Anomaly Management

3.1 Change Management

3.1.1 Party B shall obtain the approval of Party A before making any changes as planned that may affect the quality of the goods in the transaction. When one of the following changes is made, Party B will immediately report in writing to Party A to obtain Party A’s approval, and make a special statement for the first shipment after the change. Otherwise, once found, Party A will treat the goods after the said change as unqualified for processing, and Party B shall bear the direct economic losses caused to Party A. However, if Party A’s consent has been obtained in advance and there is no adverse effect on the quality of the ordered items, it will not fall into the following:

a) Change in goods design

b) Major changes in manufacturing processes (e.g. tools, processes, methods, materials, tests)

c) Changes in quality assurance system

d) Changes in the brand, packaging and packaging methods

e) Relocation and/or new construction of production site

3.1.2 For any changes made initiatively above, Party B shall notify Party A at least one month in advance to obtain Party A’s approval and consent.

3.2 Quality Anomaly Management

3.2.1 For any technical and quality problems that arise when Party A uses Party B’s goods, Party B must immediately deal with Party A’s complaints and make improvements therefor; Party B must provide temporary improvement measures within 1 working day after receiving written complaints, and provide written solutions to Party A within 3 working days.

3.2.2 Party B shall report according to the format of SCAR or according to the 8D (eight standard steps for solving problems) on its own. All relevant information shall be provided for goods resubmitted after Party B’s rework; for such goods, both parties shall negotiate for appropriate follow-up measures.

3.2.3 Due to the poor quality of Party B’s goods, which causes Party A’s return of a large amount of goods, and which affects the continuity of Party A’s production (or the risk of being affected), Party B shall take appropriate measures to solve the problem in the shortest time, including but not limited to:

a) Send enough experts to Party A’s premises

b) Party A’s authorized representative can access and use Party B’s analysis tools

c) Provide solutions to relevant factories, subcontractors and customer factories of Party A; provided that Party B holds harmless Party A against any losses, Party A may supervise but not interfere with Party B’s treatment plan.

3.3 Concession Receipt

If the product shall be judged as unqualified batch in Party A’s inspection, upon Party B’s application, Party A may agree to handle the concession receipt for the purpose of not affecting the production, and Party A shall have the right to deal with the said product at a discount and notify Party B. If Party B fails to send personnel within 3 days from the date of receiving Party A’s notice, it shall be deemed to accept Party A’s discount (the general discount is 1%-10%, and the specific proportion shall be determined in consultation with Party B). Concession receipt does not exempt Party B from the quality guarantee responsibility.

Chapter IV Quality Requirements

4.1 Technical Standards

4.1.1 The basic quality requirements of Party B’s goods shall be implemented in accordance with the latest technical standards promulgated by Party A. If Party A fails to provide the enterprise technical standards, it shall be implemented according to the technical standards of the relevant country or the enterprise technical standards of Party B. Party A’s enterprise technical standards include the main performance indicators of the goods and sampling standards, test methods, testing rules, signs, brands, packaging, transportation and storage.

4.1.2 Party A shall use the standard as the basis for the acceptance of Party B’s goods, and should the quality standard be disputed, the sealed sample shall prevail. However, if Party A does not know that the sealed sample has defects, even if the goods delivered by Party B are the same as the sample, the quality should still meet the usual standards for the same goods.

4.1.3 Regarding the quality requirements, both parties shall confirm the following quality requirements before Party B manufactures the ordered items or before delivery or change:

a) Drawings, specifications, norms, samples, etc., which are made by Party A and officially handed over to Party B (including drawings, specifications, samples, etc. made by Party B under the commission of Party A).

b) Drawings, specifications, norms, samples, etc., which are made by Party B and confirmed in writing by Party A.

4.1. 4 The goods delivered by Party B to Party A must meet the latest procurement standards or delivery standards when Party A makes orders.

4.2 National and Regional Mandatory Certification

4.2.1 The goods provided by Party B must pass the national and regional mandatory certification, and Party B shall pass the corresponding certification.

4.2.2 The certification provided by Party B shall be accompanied by the necessary information for verification testing and evaluation. If Party A’s test results show that the goods do not conform to the corresponding safety standards, Party B must make improvements immediately and be fully responsible for Party A’s losses arising therefrom.

4.2.3 In the process of Party A’s products completing the national and regional mandatory certification, Party B shall provide technical information and technical support during the certification process; if necessary, Party B shall be responsible for the certification of the goods provided and bear the fees arising therefrom.

4.2.4 In the process of Party A’s products completing the national and regional mandatory certification, Party B shall ensure that the samples and technical materials provided by it can pass the mandatory certification at one time. At any time, for the repetitive certifications caused by Party B, Party B shall bear the expenses for certification and Party A’s expenses for the repetitive certifications.

4.2.5 Due to the reasons of Party B, if the mandatory certification cannot be certified according to plan, Party A has the right to cancel all orders and return the goods.

4.2.6 From the date of the first sample delivery for certification, the secondary certification shall be the first-time certification if the design changes are made according to the requirements of Party A.

4.3 Limit Sample

4.3.1 The inspection items cannot be clearly identified by the quality standard by using the functional inspection, after the negotiation between Party A and Party B, Party A or Party B shall make a sealed limit sample and Party A’s approval shall be obtained.

4.3.2 After the limit sample is sealed, it shall be stored separately by Party A and Party B, and shall not lose its characteristics during use and storage.

4.3.3 The validity period of the sealed limit sample shall be stipulated according to the specific circumstances, and both parties will re-confirm, update or change according to actual needs.

Chapter V Quality Inspection

5.1 Acceptance and Inspection

5.1.1 Given that the acceptance and inspection is one of the approval procedures of Party A, if necessary, Party A’s representative has the right to conduct an on-site inspection before Party B’s shipment.

5.1.2 Before the goods are delivered to Party A, Party B shall provide protective measures for the storage of the goods provided; when Party B delivers the goods to Party A, it shall provide a quality inspection report for the shipment.

5.1.3 Party A shall carry out IQC inspection on each batch of goods delivered by Party B in accordance with the incoming inspection specification. The sampling plan is in accordance with the GB2828.1 Standard 2003 Inspection Level II, using a one-time sampling and counting sampling program for inspection. Fatal defect (risk or loss to use or repair, or violation of relevant policies and regulations) AQL is 0; serious defect (makes the performance of the unit goods fail to achieve the expected utility, or reduces the usability of the goods, but does not cause danger or give rise to unsafe situation) AQL is 0.65; light defect (unit goods performance or other indicators, although not meeting the requirements, does not affect the use of the goods) AQL is 1.0. (See the quality inspection standards confirmed by both parties for the classification of defects). When the quality indicator (see Article 5.2) is materially unachievable, Party A shall notify Party B of the result and tighten the inspection of the goods provided by Party B thereafter. AQL will be increased to a higher level, namely fatal defect AQL=0; serious defect AQL=0.4; light defect AQL=0.65.

5.1.4 When the acceptance and inspection fail, Party A shall notify Party B of the result in writing, and Party B shall deliver the substitute to Party A within the time required by Party A or process according to Party A’s instructions.

5.1.5 If Party A deems it necessary, it may send its personnel to Party B’s factory to supervise its quality status, and Party B shall bear all or part of the expenses and Party B shall so cooperate.

5.1.6 If Party A deems it necessary, it may request Party B to provide a simple test tool free of charge so that Party A can test or analyze the goods and Party B shall so cooperate.

5.1.7 When the same type of goods is accepted and inspected for the second time due to quality problems (the previous acceptance and inspection conclusion is unqualified), Party B shall provide the supporting documents of real-time record regarding the analysis of the cause of the failure and the improvement therefor according to the requirements of Party A. Otherwise, Party A has the right to refuse acceptance and use, thereby causing Party A to stop production and delay production, and thus affecting the Party A’s order completion which causes losses and such losses shall be borne by Party B.

5.2 Quality Indicators

5.2.1 The quality of the goods provided by Party B shall meet at least the requirements of the following quality indicators. If the following indicators cannot be achieved, Party A shall impose sanctions on Party B in accordance with the relevant provisions of Annex II.

Material category	LAR (%)	RIDPPM	Remarks

5.2.2 Calculation method:

LAR = (sampling qualified batch/sampling inspection batch) *100%

RIDPPM = (number of defects/test number) *1000000

5.2.3 Quality indicators are based on the annual KPI indicators of Party A. In order to ensure the long-term continuous improvement of the quality of goods, to stabilize and improve the quality of goods, Party B needs to sign annual quality indicators to Party A according to the annual indicators of Party A.

Chapter VI Quality Recording and Traceability

6.1 Inspection records

When Party A requests, Party B shall provide Party A with the actual quality data of the delivered goods, including but not limited to:

6.1.1 Provide the factory inspection pass rate with the goods;

6.1.2 Monthly quality data during the production process, including input-output ratio, and key process pass rate;

6.1.3 Monthly CPK report during the production process;

6.1.4 Quarterly SPC statistical analysis report of key processes during the production process.

6.2 Record Keeping

6.2.1 The records of the inspection, test and other results of Party B shall be properly kept at least during the execution period as provided by the document preservation requirements. Party A shall be allowed to read or a copy may be submitted to Party A at the request of Party A.

6.2.2 For goods with safety requirements, Party B shall retain the relevant quality records of the goods, production process quality records, quality monitoring test records, etc. for 3 years.

6.3 Retrospective Management

In order to make the batch of ordered items easy to be tracked, Party A shall conduct effective management according to the methods agreed by Party A and Party B. The goods provided by Party B shall have the following marks: the name of the goods, brand, model, quantity, production date, production batch number, manufacturer, Party A’s material code, etc..

Chapter VII Responsibility and Laws

7.1 Environmental and Social Responsibility

7. 1. Party B shall undertake to apply and promote the environmental management system in accordance with IS014001;

7.1.2 Party B shall systematically confirm whether the goods contain environmentally banned substances or excessively contain restricted substances to ensure that the goods meet the requirements;

7.1.3 Under any circumstance, the goods provided by Party B shall comply with relevant environmental, health and safety regulations, and comply with relevant environmental laws for identification and resource reuse;

7.1.4 Party B shall undertake to apply and promote the social responsibility standards in accordance with SA8000;

7.1.5 Party B shall abide by the state and other applicable laws and other regulations, oppose child labor, coercive labor, disciplinary measures of a discriminatory nature; ensure health and safety, encourage freedom and collective bargaining rights, and abide by statutory working hours and remuneration, etc..

7.2 Laws

7.2.1 This Agreement shall be governed by the laws of the People’s Republic of China. The dispute arising from this Agreement shall be settled by friendly negotiation between the two parties. If the negotiation fails, the parties agree to be subject to the jurisdiction of the court where Party A is located.

7.2.2 If any provision of this Agreement conflicts with existing laws and regulations, it will not affect the other provisions of this Agreement to continue to take effect.

7.2.3 Other supporting agreements and documents signed by both parties, which are related to this Agreement, have the same legal effect as this Agreement.

7. 3 Miscellaneous

7.3.1 Matters not covered shall be jointly resolved by the parties.

7.3.2 This Agreement is made in duplicate which will take effect after signed and sealed by both parties, and each party will hold one counterpart.

7.3.3 The free samples required for the recognition and certification of Party B’s goods shall be negotiated by both parties.

7.3.4 The adjustment of the quality indicators shall be decided by both parties in accordance with the type of goods and the cooperation.